EXHIBIT 99.1

FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Receives Milestone Payment From Bausch & Lomb for Zylet™ Commercial Launch

Iselin, NJ, January 23, 2005 - Pharmos Corporation (Nasdaq: PARS) announced today that the Company has received a gross milestone payment of $12.1 million from Bausch & Lomb (NYSE: BOL), its former marketing partner for ophthalmology products. The milestone payment was triggered by Bausch & Lomb’s commercial launch of Zylet™, which was approved for marketing by the FDA on December 15, 2004. Zylet is part of the loteprednol etabonate business that Pharmos sold to Bausch & Lomb in 2001.

Pharmos also noted that an additional milestone payment could be earned by the Company based on Bausch & Lomb sales of Zylet over the next two years. The maximum future payment is $10 million.

“We are very pleased that Zylet has been launched, and are looking forward to its successful market penetration,” said Dr. Gad Riesenfeld, President and COO of Pharmos. “It is gratifying that our collaborative development of our loteprednol etabonate business with Bausch & Lomb that produced two earlier successful proprietary anti-inflammatory products, Lotemax and Alrex, has culminated in the commercialization of Zylet.”

Dr. Haim Aviv, Chairman and CEO of Pharmos, commented, “This payment adds to our current strong cash position which we are carefully using in accordance with our updated 2005 Business and R&D plans to carry forward our drug development programs in prevention of cognitive impairment following cardiac surgery, pain and additional indications from our platform technology of CB2-selective immunomodulation. We are also evaluating opportunities to acquire or license late stage drug candidates for our pipeline.”

Zylet is a combination anti-inflammatory and antibiotic (0.5% loteprednol etabonate and 0.3% tobramycin) to treat steroid-responsive inflammatory ocular conditions for which a corticosteroid is indicated and where superficial bacterial ocular infection or a risk of infection exists. Zylet is the third product containing loteprednol etabonate approved by the FDA. Lotemax® and Alrex® have been marketed since 1998 as a result of three previous NDA approvals. Zylet represents the final product resulting from the Company’s earlier collaboration with Bausch & Lomb.

Pharmos is entitled to a gross milestone payment of $12.1 million from which will be deducted payments to the owner of the patent covering the technology and other parties for other related expenses, of approximately $2.9 million. Accounting for these expenses results in a net cash benefit to the Company of about $9 million that provides additional cash reserves for the Company’s ongoing development and anticipated initiation of clinical trials in 2005 of its lead CB2-selective drug candidate, PRS-211,375.

Pharmos discovers and develops novel therapeutics to treat a range of indications, in particular, neurological and inflammation-based disorders. The Company recently completed a Phase IIa trial for its neuroprotective drug candidate, dexanabinol, from its tricyclic dextrocannabinoid platform technology, as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos’ proprietary synthetic cannabinoid library, primarily CB2-selective receptor agonist compounds, are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders. Clinical development in pain indications is expected to commence during 2005.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679

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